Exhibit 99.1

Momentive Names Rich Sullivan as its New Chief Financial Officer

Sullivan brings twenty years of finance leadership experience to help drive continued operating rigor

SAN MATEO, Calif. — December 12, 2022— Momentive (NASDAQ: MNTV), the maker of SurveyMonkey and GetFeedback, announced that Rich Sullivan will join its leadership team effective today as chief financial officer. In his new role, Sullivan will oversee all aspects of the company’s finance function, including financial strategy, planning and analysis, accounting, tax, treasury, and investor relations.

Sullivan has twenty years of experience as a finance and operations leader with technology and media companies such as DreamWorks Animation SKG, STX Entertainment, Twitter, and AT&T. Most recently, he served as chief financial officer of Acorns, one of the leading subscription businesses in consumer fintech.

“After conducting a thorough search process, the Board of Directors and I are excited to welcome Rich to the Momentive team,” said Zander Lurie, chief executive officer of Momentive. “The Board appreciates the depth of Rich’s finance experience and the diversity of situations where he has demonstrated executive leadership. Rich inherits a strong finance team, and I am confident he will add value immediately as our new CFO.”

“We’re thrilled that Rich is joining Momentive,” added David Ebersman, Chair of Momentive’s Board of Directors and a member of the Strategic Committee of the Board. “The Board and Strategic Committee continue to focus on driving stockholder value, and we look forward to Rich’s support.”

“I’m excited to join Momentive and look forward to helping our teams expand our customer base and expand our operating margins,” said Sullivan, chief financial officer of Momentive. “Our products are delivering value, our business model is well positioned to deliver on the company’s long term financial targets, and our team is focused on execution.”

About Rich Sullivan

Sullivan most recently served as Chief Financial Officer of Acorns Grow Incorporated, one of the leading subscription businesses in consumer financial and technology services, from August 2021 to December 2022. Prior to that, he served as Vice President of Finance at Twitter from August 2019 to August 2021, and in Chief Financial Officer and Chief Operating Officer roles at STX Entertainment from September 2014 to June 2019. Prior to his time at STX Entertainment, Sullivan held various finance roles, including as Deputy Chief Financial Officer, at Dreamworks Animation from January 2005 to September 2014 as well as Vice President of Investor Relations for AT&T from 2002 to 2005. Sullivan holds an MBA from Columbia Business School and a B.S. in Economics from Hamilton College.

About Momentive

Momentive (NASDAQ: MNTV), maker of SurveyMonkey, collects and analyzes human sentiment at scale. Momentive products, including SurveyMonkey and Momentive brand and market insights solutions, equip decision-makers at 345,000 organizations worldwide with the insights they need to make decisions with speed and confidence. Millions of users rely on Momentive to fuel market insights, brand insights, employee experience, customer experience, and product experience. Ultimately, the company’s vision is to broaden the world’s perspective to shape the future of business. Learn more at momentive.ai.

For more information on Momentive, please visit investor.momentive.ai.

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